EXHIBIT 23

The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-110423, 333-72016, 333-62318, 333-62316, 333-56724, 333-56722, 333-91943, 333-38946, 333-85759, 333-61733, 333-56207, 33-46476, 33-22531, 33-22299, 033-58807, 333-16695, 333-01385) on Form S-8 and (Nos. 333-81485, 333-03497) on Form S-3 of The Home Depot, Inc. of our report dated February 23, 2004, relating to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of February 1, 2004 and February 2, 2003, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended February 1, 2004, which report is incorporated by reference in the February 1, 2004 Annual Report on Form 10-K of The Home Depot, Inc. Our report refers to the Company's change in method of accounting for cash consideration received from a vendor to conform to the requirements of Emerging Issues Task Force No. 02-16 and the Company's adoption of the fair value method of recording stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123, effective February 3, 2003.

/s/ KPMG LLP
Atlanta, Georgia

April 12, 2004